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                        AGREEMENT FOR PURCHASE OF STOCK

     THIS AGREEMENT FOR PURCHASE OF STOCK ("Agreement"), dated as of July 12, 1996, by and among Palomar Medical Technologies, Inc., a Delaware corporation ("Palomar"), and Eleanor Roberts Weissman, an individual ("Weissman"), and Wallace Roberts, an individual ("Roberts");

                          W I T N E S S E T H    T H A T:

     WHEREAS, Weissman desires to sell, and Palomar desires to purchase, all of the 80 shares of the common stock, $__ par value per share ("Common Stock"), of Dermascan, Inc., a Florida corporation ("Dermascan"), owned by Weissman ("Dermascan Stock"); and

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and on the terms and subject to the conditions herein set forth, Weissman and Palomar agree as follows:

                                       I.

                         Agreement of Purchase and Sale

     Subject to the other terms and conditions hereof, on the Closing Date (as hereinafter defined), Weissman agrees to sell, assign, transfer and deliver to Palomar, and Palomar agrees to purchase and accept the Dermascan Stock.

                                      II.

                              Closing Transactions

     The consummation of the transaction contemplated hereby ("Closing") shall occur in the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109, on July __, 1996, or such other time and place as the parties hereto shall mutually

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agree ("Closing Date").

     At the Closing, Weissman shall deliver to Palomar (i) all certificates representing the Dermascan Stock duly endorsed for transfer or accompanied by duly executed stock powers.

     At the Closing, Palomar shall deliver to Weissman (i) a stock certificate representing 35,000 shares (the "Shares") of the common stock, $.01 par value per share ("Common Stock"), of Palomar. In addition, Palomar agrees that is will include the Shares in the next registration statement on Form S-3 (the "Registration Statement") filed by Palomar providing for the resale of shares by stockholders of Palomar. In the event that the per share price of the common stock of Palomar shall be less than $14.00 on the day on which the Registration Statement shall be declared effective by the SEC, Palomar shall pay to Weissman and amount equal to the difference between $14.00 and the closing bid price on the date the Registration Statement is declared effective.

                                      III.

                                Representations

     Weissman represents that (1) she owns the Dermascan Stock free and clear of all liens, encumbrances, preemptive rights or any other restrictions of any kind, (2) the Dermascan Stock constitutes 80% of the issued and outstanding capital stock of Dermascan, and (3) Dermascan has no liabilities in excess of $100,000.

                                      IV.

                                   Put Right

     At any time after three (3) years after the date hereof Roberts shall have the right to

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require  Palomar to purchase  all,  but not part,  of the shares of
Dermascan, Inc. common stock owed by him for a cash purchase price of $130,000; provided that he shall represent that he owns all such shares free and clear of all liens, encumbrances, preemptive rights or any other restriction of any kind.

                                       V.

                             Right of First Refusal

     In the event that Palomar shall determine to dispose of the assets or stock of Dermascan in a sale of assets, merger, consolidation, or sale of shares or shall determine to otherwise sell or dispose of the business of Dermascan in an arms length transaction with a bona fide third party, then Palomar shall offer to sell the business of Dermascan to Roberts and shall negotiate with Roberts for that purpose for a period of thirty days. If at the end of such period, Palomar and Roberts shall not have reached agreement concerning the sale of the business of Dermascan to Roberts, Palomar shall be free to dispose of the business to a third party; provided that once Palomar obtains a bona fide offer for the sale of such business, Palomar shall offer to sell the business to Roberts on the same terms and conditions and for the same consideration as set forth in the bona fide offer. Roberts shall then have a period of ten days to accept or reject such offer. If Roberts accepts the offer, then Palomar and Roberts shall cooperate to close the sale promptly upon the terms and conditions set forth in the offer. If Roberts rejects the offer, then Palomar shall be free to sell to the party originally make the offer.

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                                      VI.

                                  Miscellaneous

     1.   Counterparts.   This   Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     2. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     3. Entirety. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements or understandings, written or oral.

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first written above.

                                              PALOMAR MEDICAL TECHNOLOGIES, INC.



                                              By:           /s/
                                                  ------------------------------
                                                  Steve Georgiev, Chairman



                                                            /s/
                                                  ------------------------------
                                                  Eleanor Roberts Weissman


                                                            /s/
                                                  ------------------------------
                                                  Wallace Roberts